Exhibit 99.2

News Release

Media Contacts	Investor Contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
Allan Schoenberg, 312.930.8189	CME-G
news@cmegroup.com www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Announces Final Shareholder Election Results and Proration Factor in Connection with NYMEX Holdings Merger

CHICAGO, August 27, 2008 – CME Group (NASDAQ: CME) today announced the final results of the elections received in connection with its merger with NYMEX Holdings. As specified in the Merger Agreement, NYMEX Holdings shareholders were entitled to elect to receive consideration consisting of cash or shares of CME Group Class A common stock for each share outstanding at the effective time of the merger. Elections were subject to proration in order to distribute the mandatory cash consideration of approximately $3.4 billion. The results of the elections and proration are as follows:

•

Sixty-one percent of NYMEX Holdings shareholders elected to receive consideration in the form of shares of CME Group Class A common stock, and thirty-nine percent elected to receive cash or did not submit an election.

•

NYMEX Holdings shareholders who made a valid stock election will receive, per share of NYMEX Holdings common stock held at the effective time, approximately $7.29 in cash and 0.2164 shares of CME Group Class A common stock, plus additional cash in lieu of any fractional shares.

•	NYMEX Holdings shareholders who made a valid cash election, as well as shareholders who made no election, will receive $81.16 per NYMEX share.

CME Group (www.cmegroup.com) is the world’s largest and most diverse derivatives exchange. Building on the heritage of CME, CBOT and NYMEX, CME Group serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on trading floors in Chicago and New York. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, and alternative investment products such as weather and real estate. CME Group is listed on NASDAQ under the symbol “CME.”

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex and E-mini, are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago. NYMEX, New York Mercantile Exchange, and ClearPort are trademarks of New York Mercantile Exchange. Inc. COMEX is a trademark of Commodity Exchange, Inc. These trademarks are used herein under license. All other trademarks are the property of their respective owners. Further information about CME Group and its products can be found at www.cmegroup.com.

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